Exhibit 99.1
For Immediate Release

Hasbro Reports Revenue and Operating Profit Growth
for the Second Quarter 2019

•	Second quarter 2019 revenues increased 9% to $984.5 million; Absent a negative $20.7 million impact of foreign exchange, second quarter 2019 revenues grew 11%

•
Revenues increased 14% in the U.S. and Canada segment and 28% in the Entertainment, Licensing and Digital segment; International segment revenues declined 1%, but increased 5% absent a negative $20.1 million impact of foreign exchange

•	Franchise Brands revenue increased 14%; Emerging Brands up 28%; Partner Brands increased 3%; Hasbro Gaming declined 8%

•	Operating profit increased 47% to $128.3 million or 13.0% of revenues

•
Including an $85.9 million non-cash after-tax charge for the successful settlement of the Company’s U.S. pension plan liability, net earnings decreased to $13.4 million or $0.11 per diluted share; Excluding the pension charge, adjusted net earnings increased 65% to $99.3 million, or $0.78 per diluted share

•	Quarter ending cash of $1.2 billion

Pawtucket, R.I., July 23, 2019 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the second quarter 2019. Net revenues for the second quarter 2019 increased 9% to $984.5 million versus $904.5 million in 2018. Absent a negative $20.7 million impact of foreign exchange, second quarter 2019 revenues grew 11%.

In the second quarter of 2019, the Company successfully settled its U.S. pension plan liability. Upon settlement of the plan, the Company reclassified the related pension losses recorded to accumulated other comprehensive loss, to the consolidated statement of operations. As a result, the Company recognized a pre-tax charge of $110.8 million within other (income) expense, net. Including this non-cash charge, which after tax totals $85.9 million, or $0.68 per diluted share, net earnings for the second quarter 2019 decreased to $13.4 million, or $0.11 per diluted share, versus $60.3 million, or $0.48 per diluted share, for the second quarter of 2018. Excluding the after-tax pension charge, adjusted net earnings increased 65% to $99.3 million, or $0.78 per diluted share.

“We delivered a high-quality second quarter, with positive consumer trends at retail and profitable growth led by several geographies and brand categories,” said Brian Goldner, Hasbro’s chairman and chief executive officer. “Our investments are differentiating Hasbro’s portfolio and delivering profitable revenue streams, including continued MAGIC: THE GATHERING revenue growth in tabletop and digital. We grew revenues in the U.S. and Europe, and we believe we are well-positioned to deliver against our target of profitable growth for the full-year 2019.”

“The global Hasbro team executed a strong quarter with revenue and profit gains while managing a dynamic trade and inventory environment,” said Deborah Thomas, Hasbro’s chief financial officer. “As part of this process, we incurred some additional costs and took more inventory into the U.S.

than typical. Despite these steps, margins improved, Hasbro’s overall inventory position declined, and we generated healthy operating cash flow. We are generating cost savings from our plan and are on track to deliver approximately $50 million in net savings this year. Importantly, we are well positioned for the holiday season with major brand initiatives across categories, including The Walt Disney Company’s Frozen 2 and Star Wars: The Rise of Skywalker which do not launch until the fourth quarter.”

Second Quarter 2019 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	Q2 2019	Q2 2018	% Change	Q2 2019	Q2 2018	% Change
U.S. and Canada[1]	$510.5	$448.4	+14%	$106.6	$73.1	+46%
International	$377.4	$380.4	-1%	$14.6	$0.2	> 100%
Entertainment, Licensing and Digital[1]	$96.5	$75.5	+28%	$7.9	$21.8	-64%

1The Entertainment and Licensing segment is now the Entertainment, Licensing and Digital segment. For the quarter ended July 1, 2018, Wizards of the Coast digital gaming revenues of $10.9 million, and operating profit of $3.1 million, were reclassified from the U.S. and Canada Segment to the Entertainment, Licensing and Digital segment.

Second quarter 2019 U.S. and Canada segment net revenues increased 14% to $510.5 million compared to $448.4 million in 2018. Revenue growth in Franchise Brands, Partner Brands and Emerging Brands was partially offset by a decline in Hasbro Gaming. Driving the growth in the segment was an increase in MAGIC: THE GATHERING tabletop revenues from strong game releases in the second quarter of 2019, in addition to growth in our U.S. toy and game business. The segment reported operating profit growth of 46% to $106.6 million versus $73.1 million in 2018. The increase in the segment’s operating profit was driven by higher revenues partially offset by higher intangible asset amortization costs.

International segment net revenues for the second quarter 2019 decreased 1% to $377.4 million compared to $380.4 million in 2018. Excluding a negative $20.1 million impact of foreign exchange, International segment revenues increased 5%.

Q2 2019 International Segment Revenue by Region	% Change as Reported	% Change Absent FX
Europe	+1%	+6%
Latin America	-6%	-1%
Asia Pacific	+2%	+7%
International	-1%	+5%

Within the International segment, Franchise and Emerging Brand categories grew revenues; Partner Brands revenue was flat but grew absent foreign exchange; and Hasbro Gaming revenue declined. The International segment reported an operating profit of $14.6 million compared to $0.2 million in 2018 as a result of favorable mix and cost management.

Entertainment, Licensing and Digital segment net revenues increased 28% to $96.5 million compared to $75.5 million in 2018. Revenue growth was driven by digital gaming, primarily Magic: The Gathering Arena. Operating profit decreased to $7.9 million, or 8.2% of net revenues, versus $21.8 million, or 28.8% of net revenues in 2018. The decline in operating profit was due primarily to higher program production expense, as well as continued investments in digital gaming initiatives, including Magic: The Gathering Arena and future digital games. The Company estimates full-year program production amortization to be approximately 1.0 to 1.5% of total net revenues.

Second Quarter 2019 Brand Portfolio Performance

	Net Revenues ($ Millions)
	Q2 2019	Q2 2018	% Change
Franchise Brands	$576.7	$506.5	+14%
Partner Brands	$213.4	$208.0	+3%
Hasbro Gaming[2]	$123.4	$134.3	-8%
Emerging Brands	$71.0	$55.6	+28%

2Hasbro’s total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, which are included in Franchise Brands in the table above, totaled $393.4 million for the second quarter 2019, up 26%, versus $312.8 million for the second quarter 2018. Hasbro believes its gaming portfolio is a competitive differentiator and views it in its entirety.

Franchise Brands revenue increased 14% to $576.7 million. MAGIC: THE GATHERING, MONOPOLY and PLAY-DOH revenues increased in the quarter. Franchise Brands revenue grew in all three operating segments.

Partner Brands revenue increased 3% to $213.4 million. Revenue growth was due primarily to increases in Marvel properties, including Hasbro product supporting Avengers: End Game and Spider-Man: Far From Home. Partner Brand revenues increased in the U.S. and Canada and were flat in the International segment.

Hasbro Gaming revenue decreased 8% to $123.4 million. Revenue gains from DUNGEONS & DRAGONS, YAHTZEE and CONNECT 4 were more than offset by declines in other games, including PIE FACE and DUEL MASTERS. Hasbro Gaming revenues decreased in the U.S. and Canada and International segments, but increased in the Entertainment, Licensing and Digital segment. Hasbro’s total gaming category increased 26% to $393.4 million.

Emerging Brands revenue increased 28% to $71.0 million driven by shipments of POWER RANGERS, and revenue gains in FURREAL FRIENDS and PLAYSKOOL, including MR. POTATO HEAD. Emerging Brands revenue grew in all three operating segments.

Dividend and Share Repurchase

The Company paid $85.6 million in cash dividends to shareholders during the second quarter 2019. The next quarterly cash dividend payment of $0.68 per common share is scheduled for August 15, 2019 to shareholders of record at the close of business on August 1, 2019.

During the second quarter, Hasbro repurchased 96,122 shares of common stock at a total cost of $9.5 million and an average price of $98.31 per share. Through the first six months of 2019, the Company repurchased 675,296 shares of common stock at a total cost of $58.6 million and an average price of $86.81. At quarter-end, $369.3 million remained available in the current share repurchase authorization.

Conference Call Webcast

Hasbro will webcast its second quarter 2019 earnings conference call at 8:00 a.m. Eastern Time today. To listen to the live webcast and access the accompanying presentation slides, please go to https://investor.hasbro.com.  The replay of the call will be available on Hasbro’s web site approximately 2 hours following completion of the call.
About Hasbro
Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, MAGIC: THE GATHERING and POWER RANGERS, as well as premier partner brands. Through its entertainment labels, Allspark Pictures and Allspark Animation, the Company is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for children and their families through corporate social responsibility and philanthropy. Hasbro ranked No. 13 on the 2019 100 Best Corporate Citizens list by CR Magazine, and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past eight years. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro) and Instagram (@Hasbro).

© 2019 Hasbro, Inc. All Rights Reserved.

Safe Harbor
Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in the future and the Company’s ability to achieve its financial and business goals, such as the belief the Company will return to profitable growth in 2019, the net amount of cost savings anticipated in 2019, and estimates for full-year program production amortization expense, and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as achieve and maintain interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to recover the Company’s costs and earn a profit; (ii) downturns in economic conditions impacting one or more of the markets in which the Company sells products, including, without limitation, changes in exchange rates or other macroeconomic conditions currently impacting customers and consumers for the Company’s products in the United Kingdom, Brazil, and Russia, which can negatively impact the Company’s retail customers and consumers, and which can result in lower employment levels, consumer disposable income, retailer inventories and spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) consumer interest in entertainment properties for which the Company is developing and marketing products or content, and the ability to drive sales of products associated with such entertainment properties; (v) the Company’s ability to successfully evolve and transform its business to address a changing global consumer landscape and retail environment, one in which online shopping and digital first marketing are increasingly critical, traditional retailers face challenges from disintermediation and our success depends on developing additional retail channels and paths to our consumers, and difficulties or delays the Company may experience in successfully implementing and developing new capabilities and making the changes to its business that are required to be successful under these changing marketplace conditions; (vi) our ability to successfully develop, launch and grow new areas of our business, such as Magic: The Gathering Arena and esports initiatives from our Wizards of the Coast business; (vii) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (viii) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (ix) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes in their purchasing or selling patterns; (x) the ability of the Company to successfully develop, produce and distribute movies under its relationship with Paramount Pictures Corporation, and consumer interest in those movies and related merchandise; (xi) consumer interest in programming created by Hasbro Studios, and other factors impacting the financial performance of Hasbro Studios and the Discovery Family Channel; (xii) existing retail inventories, which can depress purchases of new products by retailers and/or other aspects of the inventory policies of the Company’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (xiii) the success of our key partner brands, including the Company’s ability to maintain and extend solid relationships with its key partners or the risk of delays, increased costs or difficulties associated with any of our or our partners’ planned digital applications or media initiatives; (xiv) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xv) the bankruptcy or other lack of success of one of the Company's significant retailers, such as the bankruptcy of Toys“R”Us in the United States and Canada in the fourth quarter of 2017 and the subsequent liquidation of the Toys“R”Us business in the United States, as well as the economic difficulty of Toys“R”Us in other markets, or the bankruptcy or lack of success of a smaller retail customer of the Company, such as Sears Holdings Corporation, any of which could negatively impact the Company's revenues or bad debt exposure and create challenges to the Company and its financial performance as the Company attempts to recapture this lost business through other customers or channels and faces suppressed sales of new products caused by the liquidation of existing retail inventories into the market; (xvi) ability to realize the benefits of cost-savings and efficiency enhancing initiatives; (xvii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xviii) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries, including without limitation, the potential application of tariffs to some or all of the products the Company purchases from vendors in China, and imports into the United States, which would significantly increase the price of the Company’s products and substantially harm sales if applied to any significant amount of the Company’s products; (xix) the ability of the Company to successfully diversify sourcing of its products to reduce reliance on sources of supply in China; (xx) the application of tariffs to some or all of the Company’s products being imported into other markets, which would significantly increase the price of the Company’s products and substantially harm sales if applied to any significant amount of the Company’s products; (xxi) the ability of the Company to successfully implement actions to lessen the impact of the application of tariffs imposed on our products, including any changes to our supply chain, sales policies or pricing of our products; (xxii) failure to achieve anticipated benefits of acquisitions or investments; (xxiii) the Company’s ability to protect its assets and intellectual property, including as a result of infringement, theft, misappropriation, cyber-attacks or other acts compromising the integrity of the Company’s assets or intellectual property; (xxiv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xxv) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xxvi) changes in tax laws or regulations, or the interpretation and application of such laws and regulations, which may cause the Company to alter tax reserves or make other changes which significantly impact its reported financial results; (xxvii) the impact of litigation or arbitration decisions or settlement actions; and (xxviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission (“SEC”) filings. The statements contained herein are based on the Company’s current beliefs and expectations. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

The financial tables accompanying this press release include non-GAAP financial measures as defined under SEC rules, specifically Adjusted operating profit, Adjusted net earnings and Adjusted earnings per diluted share, which exclude, where applicable, the impact of charges associated with the settlement of the Company’s pension plan, Toys“R”Us liquidation, severance costs and U.S. tax reform. Also included in the financial tables are the non-GAAP financial measures of EBITDA and Adjusted EBITDA. EBITDA represents net earnings attributable to Hasbro, Inc. excluding interest expense, income taxes, depreciation and amortization. Adjusted EBITDA also excludes the impact of the charges noted above. As required by SEC rules, we have provided reconciliations on the attached schedules of these measures to the most directly comparable GAAP measure. Management believes that Adjusted net earnings, Adjusted earnings per diluted share and Adjusted operating profit provides investors with an understanding of the underlying performance of the Company’s business absent unusual events. Management believes that EBITDA and Adjusted EBITDA are appropriate measures for evaluating the operating performance of the Company because they reflect the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet and make strategic acquisitions. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

HAS-E
Investor Contact: Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com
Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)
	June 30, 2019	July 1, 2018
ASSETS
Cash and Cash Equivalents	$1,151,042	$1,159,072
Accounts Receivable, Net	805,288	739,268
Inventories	564,769	610,248
Other Current Assets	308,996	319,045
Total Current Assets	2,830,095	2,827,633
Property, Plant and Equipment, Net (1)	387,372	265,904
Other Assets	1,821,143	2,020,319
Total Assets	$5,038,610	$5,113,856

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$12,787	$20,121
Payables and Accrued Liabilities (1)	1,059,909	1,032,323
Total Current Liabilities	1,072,696	1,052,444
Long-term Debt	1,695,833	1,694,350
Other Liabilities (1)	554,212	600,312
Total Liabilities	3,322,741	3,347,106
Total Shareholders' Equity	1,715,869	1,766,750
Total Liabilities and Shareholders' Equity	$5,038,610	$5,113,856

(1) In January 2019, the Company adopted Financial Accounting Standards Update 2016-02, Leases, which requires the recognition of lease assets and lease liabilities. As a result, the Company has recorded operating lease right-of-use assets of $135,189 included in Property, Plant and Equipment, Net at June 30, 2019, as well as operating lease liabilities of $152,486 at June 30, 2019, of which $29,298 are recorded in Payables and Accrued Liabilities and $123,188 are included in Other Liabilities.

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter Ended				Six Months Ended
(Thousands of Dollars and Shares Except Per Share Data)	June 30, 2019	% Net Revenues	July 1, 2018	% Net Revenues	June 30, 2019	% Net Revenues	July 1, 2018	% Net Revenues
Net Revenues	$984,537	100.0%	$904,458	100.0%	$1,717,047	100.0%	$1,620,799	100.0%
Costs and Expenses:
Cost of Sales	343,694	34.9%	338,306	37.4%	603,681	35.2%	593,493	36.6%
Royalties	71,061	7.2%	66,045	7.3%	130,949	7.6%	135,697	8.4%
Product Development	65,632	6.7%	59,859	6.6%	121,892	7.1%	117,243	7.2%
Advertising	92,799	9.4%	87,601	9.7%	169,403	9.9%	155,617	9.6%
Amortization of Intangibles	11,815	1.2%	4,554	0.5%	23,631	1.4%	11,032	0.7%
Program Production Cost Amortization	23,502	2.4%	7,297	0.8%	30,077	1.8%	19,331	1.2%
Selling, Distribution and Administration	247,701	25.2%	253,208	28.0%	472,954	27.5%	581,217	35.9%
Operating Profit	128,333	13.0%	87,588	9.7%	164,460	9.6%	7,169	0.4%
Interest Expense	22,018	2.2%	22,803	2.5%	44,332	2.6%	45,612	2.8%
Other (Income) Expense, Net	100,207	10.2%	(3,339)	-0.4%	84,425	4.9%	(18,179)	-1.1%
Earnings (Loss) before Income Taxes	6,108	0.6%	68,124	7.5%	35,703	2.1%	(20,264)	-1.3%
Income Tax Expense (Benefit)	(7,325)	-0.7%	7,825	0.9%	(4,457)	-0.3%	31,929	2.0%
Net Earnings (Loss)	$13,433	1.4%	$60,299	6.7%	$40,160	2.3%	$(52,193)	-3.2%

Per Common Share
Net Earnings (Loss)
Basic	$0.11		$0.48		$0.32		$(0.42)
Diluted	$0.11		$0.48		$0.32		$(0.42)

Cash Dividends Declared	$0.68		$0.63		$1.36		$1.26

Weighted Average Number of Shares
Basic	126,329		125,711		126,308		125,392
Diluted	126,847		126,335		126,831		125,392

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Six Months Ended
	June 30, 2019	July 1, 2018
Cash Flows from Operating Activities:
Net Earnings (Loss)	$40,160	$(52,193)
Non-Cash Pension Charge	110,777	—
Other Non-Cash Adjustments	108,533	89,919
Changes in Operating Assets and Liabilities	76,806	203,075
Net Cash Provided by Operating Activities	336,276	240,801

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(58,195)	(71,755)
Investments and Acquisitions, Net of Cash Acquired	—	(155,451)
Other	(2,281)	3,384
Net Cash Utilized by Investing Activities	(60,476)	(223,822)

Cash Flows from Financing Activities:
Net Proceeds from (Repayments of) Short-term Borrowings	3,095	(133,582)
Purchases of Common Stock	(58,633)	(103,493)
Stock-Based Compensation Transactions	25,779	20,108
Dividends Paid	(164,908)	(149,528)
Employee Taxes Paid for Shares Withheld	(11,889)	(54,730)
Deferred Acquisition Payments	(100,000)	—
Net Cash Utilized by Financing Activities	(306,556)	(421,225)

Effect of Exchange Rate Changes on Cash	(573)	(17,916)

Cash and Cash Equivalents at Beginning of Year	1,182,371	1,581,234

Cash and Cash Equivalents at End of Period	$1,151,042	$1,159,072

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended			Six Months Ended
	June 30, 2019	July 1, 2018	% Change	June 30, 2019	July 1, 2018	% Change
Major Segment Results (1)
U.S. and Canada Segment:
External Net Revenues	$510,529	$448,444	14%	$868,380	$802,357	8%
Operating Profit	106,577	73,098	46%	120,109	46,478	>100%
Operating Margin	20.9%	16.3%		13.8%	5.8%

International Segment:
External Net Revenues	377,438	380,444	-1%	660,087	668,389	-1%
Operating Profit (Loss)	14,583	173	>100%	(15,828)	(55,915)	72%
Operating Margin	3.9%	0.0%		-2.4%	-8.4%

Entertainment, Licensing and Digital Segment:
External Net Revenues	96,506	75,539	28%	188,500	149,944	26%
Operating Profit	7,936	21,760	-64%	37,956	38,903	-2%
Operating Margin	8.2%	28.8%		20.1%	25.9%

International Segment Net Revenues by Major Geographic Region
Europe	$201,072	$199,575	1%	$354,451	$355,137	0%
Latin America	90,342	96,401	-6%	153,119	162,362	-6%
Asia Pacific	86,024	84,468	2%	152,517	150,890	1%
Total	$377,438	$380,444		$660,087	$668,389

Net Revenues by Brand Portfolio
Franchise Brands	$576,715	$506,535	14%	$970,289	$868,241	12%
Partner Brands	213,448	208,005	3%	385,437	408,597	-6%
Hasbro Gaming	123,420	134,275	-8%	230,985	239,502	-4%
Emerging Brands	70,954	55,643	28%	130,336	104,459	25%
Total	$984,537	$904,458		$1,717,047	$1,620,799

Hasbro's total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, totaled $393,367 and $636,758 for the three and six months ended June 30, 2019, respectively, up 26% and up 23%, respectively, from revenues of $312,773 and $516,315 for the three and six months ended July 1, 2018, respectively.

(1) For the three and six months ended July 1, 2018, revenues of $10,888 and $21,272, respectively, and operating profit of $3,134 and $6,370, respectively, were reclassified from the U.S. and Canada segment to the Entertainment, Licensing and Digital segment.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF AS REPORTED TO ADJUSTED OPERATING RESULTS
(Unaudited)
(Thousands of Dollars)

Non-GAAP Adjustments Impacting Operating Profit
For the quarters ended June 30, 2019 and July 1, 2018, there were no non-GAAP adjustments made to operating profit.

	Six Months Ended
	June 30, 2019		July 1, 2018
	Pre-tax Adjustments	Post-tax Adjustments	Pre-tax Adjustments	Post-tax Adjustments
Incremental costs impact of Toys"R"Us (1)	$—	$—	$70,428	$61,372
Severance (2)	—	—	17,349	15,699
	$—	$—	$87,777	$77,071

(1) In the first quarter of 2018, Toys"R"Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe. As a result, the Company recognized incremental bad debt expense on outstanding Toys"R"Us receivables, royalty expense, inventory obsolescence as well as other related costs.

(2) In the first quarter of 2018, the Company incurred $17.3 million of severance charges, primarily outside the U.S., related to actions associated with a new go-to-market strategy designed to be more omni-channel and e-commerce focused. These charges were included in Corporate and Eliminations.

Reconciliation of Operating Profit (Loss) Results
	Six Months Ended July 1, 2018
	As Reported	Non-GAAP Adjustments	Adjusted
Adjusted Company Results
External Net Revenues	$1,620,799	$—	$1,620,799
Operating Profit	7,169	87,777	94,946
Operating Margin	0.4%	5.4%	5.9%

Adjusted Segment Results
U.S. and Canada Segment:
External Net Revenues	$802,357	$—	$802,357
Operating Profit	46,478	52,277	98,755
Operating Margin	5.8%	6.5%	12.3%

International Segment:
External Net Revenues	668,389	—	668,389
Operating Profit (Loss)	(55,915)	11,151	(44,764)
Operating Margin	-8.4%	1.7%	-6.7%

Entertainment, Licensing and Digital Segment:
External Net Revenues	149,944	—	149,944
Operating Profit	38,903	—	38,903
Operating Margin	25.9%	—	25.9%
Corporate and Eliminations:

The Corporate and Eliminations segment included non-GAAP adjustments of $24.3 million for the six months ended July 1, 2018, consisting of $17.3 million of severance; and $7.0 million of royalty expense related to Toys"R"Us losses.

For the quarter and six months ended June 30, 2019 and the quarter ended July 1, 2018, there were no non-GAAP adjustments made to operating profit.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Thousands of Dollars and Shares, Except Per Share Data)

Reconciliation of Net Earnings and Earnings per Share
	Quarter Ended
(all adjustments reported after-tax)	June 30, 2019	Diluted Per Share Amount	July 1, 2018	Diluted Per Share Amount (1)
Net Earnings, as Reported	$13,433	$0.11	$60,299	$0.48
Pension (3)	85,852	0.68	—	—
Net Earnings, as Adjusted	$99,285	$0.78	$60,299	$0.48

	Six Months Ended
(all adjustments reported after-tax)	June 30, 2019	Diluted Per Share Amount	July 1, 2018	Diluted Per Share Amount (1)
Net Earnings, as Reported	$40,160	$0.32	$(52,193)	$(0.42)
Incremental costs impact of Toys"R"Us	—	—	61,372	0.49
Severance	—	—	15,699	0.12
Impact of Tax Reform (2)	—	—	47,790	0.38
Pension (3)	85,852	0.68	—	—
Net Earnings, as Adjusted	$126,012	$0.99	$72,668	$0.58

(1) Diluted Per Share Amount for the impact of Toys"R"Us, severance and Tax Reform and net earnings, as adjusted, for the six months ended July 1, 2018 are calculated using dilutive shares of 126,215 for the quarter.

(2) The Company made adjustments to provisional U.S. Tax Reform amounts recorded in the fourth quarter of 2017 based on additional regulations issued in the first quarter of 2018.

(3) In the second quarter of 2019, the Company recognized a $110.8 million non-cash charge ($85.9 million after-tax) related to the settlement of its U.S. defined benefit pension plan.

Reconciliation of EBITDA	Quarter Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Net Earnings (Loss)	$13,433	$60,299	$40,160	$(52,193)
Interest Expense	22,018	22,803	44,332	45,612
Income Taxes (including Tax Reform)	(7,325)	7,825	(4,457)	31,929
Depreciation	35,380	36,071	62,408	62,292
Amortization of Intangibles	11,815	4,554	23,631	11,032
EBITDA	$75,321	$131,552	$166,074	$98,672
Non-GAAP Adjustments (see above)	(110,777)	—	(110,777)	(87,777)
Adjusted EBITDA	$186,098	$131,552	$276,851	$186,449